NEW YORK LIFE INVESTMENTS ACTIVE ETF TRUST 485BPOS

Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of New York Life Investments Active ETF Trust (formerly, IndexIQ Active ETF Trust) of our report dated June 25, 2024, relating to the financial statements and financial highlights, which appears in NYLI MacKay Core Plus Bond ETF’s (formerly, IQ MacKay ESG Core Plus Bond ETF) Annual Report on Form N-CSR for the year ended April 30, 2024. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 3, 2024